Filed Pursuant to Rule 424(b)(5)
Registration No. 333-265842
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 7, 2022)

FTC SOLAR, INC.
797,396 Shares of Common Stock

We are issuing 797,396 shares of our common stock, par value $0.0001 per share, pursuant to the terms of a settlement agreement, dated as of December 29, 2022 (the “Settlement Agreement”), we entered into with FCX Solar, LLC. The shares of common stock are being issued at a price of $2.508163 per share, which is the average of the daily volume weighted average share price of our common stock on The Nasdaq Global Market (“Nasdaq”) in the ten consecutive trading days prior to entry into the Settlement Agreement. We will receive no proceeds from the issuance of these shares of common stock.

Our common stock is listed on Nasdaq under the symbol “FTCI.” On December 30, 2022, the last reported sale price of our common stock as reported on Nasdaq was $2.68 per share.

You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference therein, before you invest in our securities.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the accompanying prospectus and in our most recent Annual Report on Form 10-K (as such risk factors may be updated from time to time in our public filings) for a discussion of certain risks that you should consider before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We currently anticipate that the final settlement of the issuance will take place on or prior to January 13, 2023. The shares of common stock offered hereby are being sold directly by us without the use of underwriters or agents.

The date of this prospectus supplement is December 30, 2022.